EXHIBIT 99.1

Orient Paper, Inc. Effects a One-For-Four Reverse Stock Split

Press Release
Source: Orient Paper, Inc.
On 10:52 am EST, Thursday November 5, 2009

BAODING, China, Nov. 5 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (OTC Bulletin Board: ORPN - News; "Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. ("HBOP"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced that the Company has effected a one-for-four reverse split of the Company's common stock and traded on the Over the Counter Bulletin Board under the new ticker symbol "ORPN.OB" effective at the open of the market on November 5, 2009, so that every four shares of common stock before the reverse stock split represent one share of common stock after the reverse stock split. As a result of the reverse split, the Company now has approximately 14,579,420 shares of common stock issued and outstanding.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugated paper, offset paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com ..

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For more information, please contact:

    CCG Investor Relations
     Mr. Crocker Coulson, President
     Phone: +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Website: http://www.ccgirasia.com

    Orient Paper, Inc.
     Winston Yen, CFO
     Tel:   +1-562-818-3817 (Los Angeles)
     Email: info@orientalpapercorporation.com